Exhibit 5.1

McCARTER & ENGLISH, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

December 16, 2004

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, New Jersey 08809

Dear Sirs:

We have acted as counsel for Unity Bancorp, Inc., a New Jersey corporation (the “Company”), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933 with respect to 100,000 shares (the “Shares”) of the Company’s common stock, no par value, which are to be issued by the Company pursuant to the Unity Bancorp, Inc. 2004 Stock Bonus Plan (the “Plan”).

In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.

Very truly yours,

/s/McCarter & English, LLP

McCARTER & ENGLISH, LLP